EXHIBIT 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 15, 2007 (except with respect to Note B, as to which the date is November 28, 2007) accompanying the balance sheet of Icahn Enterprises G.P. Inc. (formerly American Property Investors, Inc.) as of December 31, 2006 which is included in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York
December 26, 2007